UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2012

Post Properties, Inc.

Post Apartment Homes, L.P.

(Exact name of registrant as specified in its charter)

Georgia Georgia	1-12080 0-28226	58-1550675 58-2053632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4401 Northside Parkway, Suite 800, Atlanta, Georgia	30327
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 846-5000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 19, 2012, Post Apartment Homes, L.P. (the “Operating Partnership”) executed a Term Loan Agreement (the “Term Loan Agreement”) by and among the Operating Partnership, Wells Fargo Bank, National Association, as Administrative Agent, and each of the financial institutions a signatory thereto. The Term Loan Agreement was provided by a syndicate of financial institutions arranged by Wells Fargo Securities, LLC, PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc. The Term Loan Agreement provides for a $300 million unsecured loan which has an initial six-year term and matures in January 2018, with two six-month extension options subject to the Operating Partnership paying certain fees and the satisfaction of certain other conditions (the “Term Loan”). The Operating Partnership currently has $100 million of outstanding borrowings and $200 million of additional borrowing availability under the Term Loan through July 17, 2012.

The Term Loan has a current stated interest rate of the London Interbank Offered Rate (“LIBOR”) plus 1.90%. The Term Loan Agreement provides for the interest rate to be adjusted up or down based on changes in the credit ratings of the Operating Partnership’s senior unsecured debt. There are four stated pricing levels for the spread over LIBOR ranging from 1.50% to 2.30%. The Operating Partnership is required to pay an unused commitment fee on the undisbursed balance of the Term Loan at a rate of 0.25% per annum through July 17, 2012.

The Operating Partnership has entered into interest rate hedging arrangements with Wells Fargo Bank, National Association, SunTrust Bank, and PNC Bank, National Association for notional amounts totaling $300 million, for the interest payments expected to be due in respect of the Term Loan over its initial six-year term. Pursuant to these arrangements, the Operating Partnership will pay a blended fixed rate of approximately 1.54% per annum (with the counterparties paying the floating rate one-month LIBOR) plus the applicable spread above LIBOR, for an initial effective blended rate for the Term Loan, once fully drawn, of approximately 3.44% per annum.

The Term Loan Agreement restricts prepayment of the Term Loan prior to January 19, 2013. Thereafter the Term Loan may be prepaid subject to payment of premiums of 3% during the second year, 2% during the third year, and 1% during the fourth year, with no premiums required to be paid for prepayments made after January 19, 2016.

The Term Loan Agreement contains representations, financial and other affirmative and negative covenants, events of defaults and remedies typical for this type of facility. The Operating Partnership’s ability to borrow under the Term Loan Agreement is subject to its compliance with a number of financial covenants, affirmative covenants and other restrictions on an ongoing basis. The principal financial covenants under the Term Loan Agreement include the following: (1) the Operating Partnership’s ratio of total debt (net of certain unrestricted cash and cash equivalents) to total assets may not exceed 0.6 to 1; (2) the Operating Partnership’s fixed charge coverage ratio for the last four consecutive fiscal quarters may not be less than 1.5 to 1; (3) the Operating Partnership’s ratio of total secured debt (net of certain unrestricted cash and cash equivalents) to total assets may not exceed 0.4 to 1 (except that this limit may be increased to 0.45 to 1 for four consecutive fiscal quarters once during the term of the Term Loan); (4) the Operating Partnership’s tangible net worth may not be less than $1 billion (plus 75% of the net proceeds of equity issuances after January 19, 2012); (5) the ratio of total assets attributable to the Operating Partnership and all subsidiary guarantors to the Operating Partnership’s total assets on a consolidated basis (but excluding assets owned by non-wholly owned subsidiaries and unconsolidated affiliates and certain other wholly-owned subsidiaries) may not be less than 0.8 to 1.0; and (6) the Operating Partnership’s ratio of unencumbered adjusted property-level net operating income for the last four consecutive fiscal quarters to unsecured interest expense for such period may not be less than 2 to 1. The Term Loan Agreement also restricts the amount of capital the Operating Partnership can invest in specific categories of assets, such as unimproved land, development properties, non-multifamily properties, debt or equity securities, notes receivable and unconsolidated affiliates. The Term Loan Agreement prohibits the Operating Partnership from investing further capital in condominium properties, excluding its current investments in The Ritz-Carlton Residences in Atlanta, Georgia and The Four Seasons Private Residences in Austin, Texas and certain mixed-use projects. The Term Loan Agreement also contains cross-default provisions with the Operating Partnership’s other material indebtedness. Post Properties, Inc. (the “Company”) and certain subsidiaries of the Company and the Operating Partnership have entered into agreements to unconditionally guarantee repayment of the Term Loan.

On January 19, 2012, the Operating Partnership executed a First Amendment (the “Revolver Amendment”) to its Second Amended and Restated Credit Agreement (the “Credit Agreement”) by and among the Operating Partnership, Wells Fargo Bank, National Association, as Administrative Agent, and each of the financial institutions a signatory thereto. The Revolver Amendment was provided by a syndicate of financial institutions arranged by Wells Fargo Securities, LLC and JP Morgan Securities LLC. The Revolver Amendment extends the term of the Operating Partnership’s $300 million unsecured revolving line of credit (the “Revolver”) from January 2014 to January 2016 with a one-year extension option subject to the Operating Partnership paying certain fees and the satisfaction of certain other conditions. The Revolver Amendment amends the interest rate spread over LIBOR and the annual facility fees payable by the Operating Partnership. As amended, the current stated interest rate is LIBOR plus 1.40%, and the current annual facility fees equal 0.30% of aggregate loan commitments. The Revolver provides for the interest rate and facility fee rate to be adjusted up or down based on changes in the credit ratings of the Operating Partnership’s senior unsecured debt. As amended, there are five stated pricing levels for (1) the spread over LIBOR for syndicated borrowings ranging from 1.00% to 1.80% and (2) the facility fee ranging from 0.15% to 0.40%.

The Revolver Amendment also amends the Operating Partnership’s financial covenants for the Revolver, including (1) removing the unencumbered yield covenant which required the Operating Partnership to maintain a minimum ratio of unencumbered adjusted property-level net operating income for the last four consecutive fiscal quarters to total unsecured debt; (2) amending the tangible net worth covenant such that the Operating Partnership’s tangible net worth may not be less than $1 billion (plus 75% of the net proceeds of equity issuances after January 19, 2012); and (3) other amendments so that such financial covenants are consistent with the corresponding financial covenants set forth in the Term Loan Agreement. The Revolver Amendment also includes certain other amendments.

In December 2011, the Operating Partnership used $135 million of borrowings under the Revolver and available cash to finance the prepayment of $184.7 million on six multi-family fixed rate notes, each with the Federal Home Loan Mortgage Corporation loan program as lender as well as the payment of related prepayment premiums. The $100 million borrowed under the Term Loan Agreement at closing was used to pay down a portion of the outstanding balance under the Revolver and to pay related fees and expenses. The remaining $200 million under the Term Loan Agreement is available to be used for general business purposes, including the repayment of approximately $95.7 million of 5.45% senior unsecured notes that mature in June 2012 and approximately $53.7 million of 5.50% secured mortgage notes that become open for prepayment at par in October 2012.

On January 19, 2012, the Operating Partnership also executed a First Amendment (the “Cash Management Line Amendment”) to its Amended and Restated Revolving Loan Credit Agreement (the “Cash Management Credit Agreement”) by and between the Operating Partnership and Wells Fargo Bank, National Association, which provides for a $30 million unsecured cash management line of credit (the “Cash Management Line”). The Cash Management Line Amendment extends the term of the Cash Management Line from January 2014 to January 2016 with a one year extension option subject to the Operating Partnership paying certain fees and the satisfaction of certain other conditions, reduces the unused facility fee rate from 0.45% to 0.30% per annum and includes other amendments substantially consistent with the amendments made to the Revolver through the Revolver Amendment.

On January 19, 2012, the Operating Partnership issued a press release announcing the refinancing of the Revolver and the new Term Loan. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The contents of Item 1.01 of this Current Report on Form 8-K are incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

99.1	Press release, dated January 19, 2012.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POST PROPERTIES, INC.

Date: January 20, 2012	By:	/S/ DAVID P. STOCKERT
David P. Stockert
President and Chief Executive Officer

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POST APARTMENT HOMES, L.P.

Date: January 20, 2012	By:	POST GP HOLDINGS, INC., as General Partner

	By:	/S/ DAVID P. STOCKERT
David P. Stockert
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated January 19, 2012.